Exhibit 99.1

Contact:	Joe Schierhorn, Chairman
(907) 261-3308
Mike Huston, President, CEO, and COO
(907) 261-8750

NEWS RELEASE
Northrim BanCorp, Inc.Appoints Shauna Hegna to its Board of Directors

ANCHORAGE, Alaska - December 6, 2024 - Northrim BanCorp, Inc. (NASDAQ:NRIM) announced that Shauna Hegna has been appointed to its Board of Directors.

“We are pleased to have Shauna join our Board,” said Joe Schierhorn, Chairman of the Board. “Shauna has extensive expertise in shareholder services, communications, and government affairs. Her proven leadership and accomplishments will be a notable addition to our Board of Directors.”

Hegna has served as President of Koniag, an Alaska Native regional corporation, since 2017. Ranked No. 7 on Alaska Business’ Top 49ers list, Koniag is one of the largest for-profit companies headquartered in the state. Prior to joining Koniag, she was the Chief Administrative Officer for the Alaska Native Tribal Health Consortium and the Vice President of Shareholder Services for Afognak Native Corporation.

A lifelong Alaskan, Hegna has focused her career on supporting and strengthening communities. Her service on various boards and committees demonstrates leadership that has made a difference for Alaska. Hegna’s contributions to our state have earned her distinguished recognition, including induction into the YWCA Women of Achievement in 2022 and Alaska’s Top Forty Under 40 in 2007.

Hegna holds bachelor’s and master’s degrees from the University of Alaska and a graduate certificate in Alaska Native Executive Leadership from Alaska Pacific University.

“I am honored to join Northrim’s Board of Directors and collaborate with a talented team that carries a strong legacy of supporting Alaska’s businesses and communities,” said Hegna.

About Northrim BanCorp
Northrim BanCorp, Inc. is the holding company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Note Transmitted on GlobeNewswire on December 6, 2024, at 5:00 am Alaska Standard Time.